UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 6, 2013

Commercial Metals Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-4304	75-0725338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd., Irving, Texas 75039

(214) 689-4300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 8, 2013, Commercial Metals Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. (“Citi”) and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of $330,000,000 aggregate principal amount of the Company’s 4.875% Senior Notes due 2023 (the “Notes”). The issuance and sale of the Notes has been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2013 (Registration No. 333-188366).

The Underwriting Agreement contains customary representations, warranties, covenants, closing conditions and termination provisions. The Underwriting Agreement also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities arising out of, or in connection with, the sale of the Notes and customary contribution provisions in respect of those liabilities. Subject to customary closing conditions, the sale of the Notes is expected to close on or about May 20, 2013.

The Company intends to use the net proceeds from the offering, which net proceeds are expected to be approximately $325 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, to fund the repurchase of any and all of the $200 million aggregate principal amount outstanding of its 5.625% Senior Notes due 2013 (the “2013 Notes”) in the Tender Offer (discussed below) and to redeem any and all of the 2013 Notes that have not been accepted and paid for in the Tender Offer and to pay related expenses. The Company intends to use the remaining net proceeds from the offering for general corporate purposes.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking, investment banking and other services for the Company or its affiliates in the ordinary course of their business for which they have received, or may in the future receive, customary compensation. In particular, certain of the Underwriters and affiliates of certain of the Underwriters are lenders and/or agents under the Company’s credit facility and sale of accounts receivables program. In addition, Citi is the dealer manager and solicitation agent for the Tender Offer and Consent Solicitation (discussed below).

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference.

Item 8.01	Other Events.

Tender Offer and Consent Solicitation

On May 6, 2013, the Company announced the commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of the $200 million aggregate principal amount outstanding of the 2013 Notes. Concurrently with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation”) for amendments that would eliminate or modify substantially all of the restrictive covenants, certain events of default and other provisions contained in the indenture governing the 2013 Notes.

A copy of the press release announcing the Tender Offer and Consent Solicitation, which describes the Tender Offer and Consent Solicitation in greater detail, is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Pricing of the Notes

On May 8, 2013, the Company issued a press release announcing the pricing of its public offering of the Notes. A copy of the press release is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

For purposes of incorporation by reference into the Registration Statement, a revised version of the Statement Regarding Computation of Ratio of Earnings to Fixed Charges (the “Revised Statement”) is filed as Exhibit 12.1 to this Current Report and is incorporated herein by reference. The Revised Statement corrects and supersedes certain information for the fiscal year ended August 31, 2008 included in the version of Exhibit 12.1 that was filed with the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 8, 2013, among the Company, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

99.1	Press release issued by the Company on May 6, 2013

99.2	Press release issued by the Company on May 8, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2013	By:	/s/ Ann J. Bruder
Name: Ann J. Bruder
Title: Senior Vice President of Law, Government Affairs and Global Compliance and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 8, 2013, among the Company, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

99.1	Press release issued by the Company on May 6, 2013

99.2	Press release issued by the Company on May 8, 2013

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